Exhibit 10.4

NONQUALIFIED STOCK OPTION AGREEMENT
(NON-EMPLOYEE DIRECTOR VERSION)

      THIS AGREEMENT is entered into as of ___by and between Citizens Banking Corporation (“Company”) and the undersigned (“Optionee”), pursuant to the Citizens Banking Corporation Stock Compensation Plan (“Plan”). The Company hereby grants to Optionee a Nonqualified Stock Option to purchase ___shares of Common Stock, subject to the terms and conditions contained in the Plan and as hereinafter provided (the “Option”). Capitalized terms not defined in this Agreement shall have the meanings respectively ascribed to them in the Plan.

      1. Exercise Price. The Option shall be exercisable at $      per share.

      2. Option Exercise.

            (a) Vesting/Term. The Option is fully exercisable effective on the Grant Date. Any provision of this Agreement to the contrary notwithstanding, the Option shall expire and no longer be exercisable after close of business on the date which is the tenth anniversary of the date of this Agreement (the “Expiration Date”).

            (b) Notice. The Option may be exercised only by delivery to the Secretary of Company of a written and duly executed notice in the form attached hereto accompanied by payment in the form or forms permitted by Section 2(c) below.

            (c) Payment Terms. The purchase price for shares of Common Stock to be acquired upon exercise of the Option shall be paid in full at the time of exercise (1) in cash, (2) by personal check, bank draft or money order, (3) by tendering shares of Common Stock that have been held at least six months and which are freely owned and held by Optionee independent of any restrictions, hypothecations or other encumbrances, duly endorsed for transfer (or with duly executed stock powers attached), (4) through the Cashless Exercise Procedure by delivery to Company of a properly executed exercise notice, acceptable to Company, together with irrevocable instructions to Optionee’s broker to deliver to Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between Company and the applicable brokerage firm, or (5) any combination of the above.

      3. Termination of Directorship.

            If Optionee’s term of office as a non-employee director is terminated (1) for Cause, any unexercised portion of the Option shall, as of the time of the Cause determination, immediately terminate, (2) due to death or Disability, then the Option shall be exercisable only until the earlier of the one year anniversary of such termination or the Expiration Date, (3) due to Retirement, then the Option shall be exercisable only until the earlier of the five year anniversary of such termination or the Expiration Date, or (4) for any other reason, then the Option shall be exercisable only until the earlier of the three month anniversary of such termination or the Expiration Date. As used in this Agreement, notwithstanding the definition of such term in the Plan, “Retirement” shall mean Optionee’s voluntary cessation of status as a non-employee director following the Optionee’s 65th birthday.

      4. Restrictive Covenants.

      As consideration for the grant of this Award, Optionee agrees to comply with and be bound by the following restrictive covenants:

            (a) Non-Disclosure of Confidential Information. All “confidential information” concerning Company and its customers will be kept strictly confidential and will not be disclosed by Optionee to any third parties or used by Optionee in a manner contrary to Company’s interests at any time without the prior consent of Company, except as required by law. “Confidential information” includes customer and client lists and all customer, technical, business, marketing, financial, systems and personnel information from whatever source, the disclosure of which might be contrary to the interests of Company, excluding information which is or becomes publicly available other than by Optionee’s acts or omissions. All confidential information and all other property of Company will be returned to Company on or before the date Optionee’s active status terminates, and Optionee will not retain any copies in any form.

            (b) Non-Solicitation of Employees and Customers. During Optionee’s term of office as a non-employee director and for a period of one year following Termination of such office for any reason, including Retirement, Optionee will not, without the prior written consent of Company:

            (i) on his/her own behalf or on behalf of any third party, whether directly or indirectly, hire or employ, attempt to hire or employ, or solicit, encourage or induce to leave employment with Company or to accept employment elsewhere than Company, any person who was employed by Company at any time during the 18-month period beginning six months prior to the termination of Optionee’s office as a non-employee director and ending one year after such termination.

            (ii) on his/her own behalf or on behalf of any third party, whether directly or indirectly, provide, sell, market or endeavor to provide, sell or market any Competing Services to any Restricted Customers (as such terms are defined below), or otherwise solicit or communicate with any Restricted Customers for the purpose of selling or providing any Competing Services. “Competing Services” means any products or services that are similar to or competitive with the products and services sold or offered by Company. “Restricted Customers” means any of Company’s current, former, or prospective customers to whom Optionee provided services, with whom Optionee had business contact on behalf of Company, with respect to whom Optionee has confidential information, or with whom Optionee had any responsibilities during the last two years of Optionee’s term of office as a non-employee director with Company.

      (c) Non-disparagement. During Optionee’s term of office as a non-employee director and following Optionee’s termination of such office for any reason including Retirement, Optionee will not publicly or privately make disparaging comments with respect to Company or it’s directorate or management in general and specifically with respect to any of Company’s personnel, operations, products, policies or practices.

      (d) Non-Competition. During Optionee’s term of office as a non-employee director and for a period of one year following termination of such office for any reason, including Retirement, Optionee will not, without the prior written consent of Company, become employed by (including self-

employment) or otherwise provide services to (including as a director or advisory director) or on behalf of any person or entity whose business competes with Company where both:

            (i) Optionee will be called to perform the same or substantially similar functions to those which Optionee performed while serving as a non-employee director of Company during the one-year period prior to the termination of Optionee’s office as a non-employee director, and

            (ii) Optionee will, by virtue of the new business relationship, be acting in a manner which is or may reasonably be expected to be prejudicial to or in conflict with the interests of Company, as determined in the reasonable discretion of the chief executive officer of Company or his designee.

      (e) Subsequent assistance. Following Optionee’s termination of office as a non-employee director for any reason, (other than death and in certain instances, Disability) Optionee shall furnish such reasonable subsequent assistance requested by Company that is deemed material to the transition of responsibilities from Optionee to his or her successor.

      (f) Reformation. If any portion of these restrictive covenants is found to be unenforceable, any court of competent jurisdiction may reform the restrictions as to time, geographical area or scope to the extent required to make the provision enforceable under applicable law.

      (g) Disclosure of Information. Optionee hereby agrees that he/she will provide Company with any information reasonably requested to determine compliance with these restrictive covenants and authorizes Company to disclose the covenants and the remedies for their violation to any third party who might be affected thereby, including Optionee’s prospective employer.

      (h) Cancellation and Other Remedies. If Optionee violates the restrictive covenants described in paragraphs 4 (a) through 4 (e) above:

            (i) all stock options outstanding to Optionee covered by this award will be canceled immediately, and

            (ii) Optionee will be required to reimburse Company in an amount equal to any gain realized by Optionee (determined as of the exercise date) with respect to the exercise of the options covered by this Award within the period beginning one year prior to the termination of Optionees’ office as a non-employee director and ending six (6) months after the termination of such office, net of any taxes withheld. Optionee agrees that this payment will be liquidated damages and is not to be construed in any manner as a penalty.

Optionee acknowledges that a violation or attempted violation on his or her part of the restrictive covenants set forth in Paragraphs 4.(a) relating to disclosure of confidential information, 4.(b) relating to solicitation of Company’s employees and customers and 4.(c) relating to the making of disparaging comments concerning Company will cause immediate and irreparable damage to Company, and therefore agrees that Company will be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such terms, such right to an injunction, however, will be cumulative and in addition to whatever other remedies Company may have under law or equity. With respect to any violation of the restrictive covenants set forth in

Paragraph 4(d) relating to noncompetition and 4(e) relating to subsequent assistance, the right to injunctive relief shall not apply and only the remedies set forth in subparagraphs 4(h)(i) and (ii) shall be available to Company. In any action or proceeding by Company to enforce these restrictive covenants where Company is the prevailing party, Company shall be entitled to recover from Optionee its reasonable attorneys’ fees and expenses incurred in such action or proceeding.

      5. Termination for Cause. Notwithstanding any other provision of this non-qualified stock option agreement, if Optionee’s termination of office as a non-employee director is initiated by Company for Cause, all stock options outstanding to Optionee at the close of business on the day employment terminates will be cancelled, and Optionee will be required to repay any gains realized as a result of exercising an option within the one-year period prior to termination.

      6. Optionee’s Agreement. Optionee agrees to all the terms stated in this Agreement, as well as to the terms of the Plan, a copy of which is attached hereto and of which Optionee acknowledges receipt. To the extent any provision of this Agreement conflicts with the terms of the Plan, the terms of the Plan shall control. Pursuant to the Plan, the Committee is vested with conclusive authority to administer the Plan (which includes, among other things, the authority to determine the terms and conditions of this Agreement and the Option).

      7. Rights as Shareholder. Optionee shall have no rights as a shareholder of Company with respect to any of the shares covered by the Option until the issuance of such shares. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date such shares are issued.

      8. Non-Transferability of Option. The Option shall not be transferred in any manner other than by will, the laws of descent and distribution or any other manner permitted by the Plan at the time of such purported transfer. No transfer of the Option shall be effective to bind Company unless Company shall have been furnished with written notice thereof and such evidence as Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of the Option.

      9. Adjustments. The number of shares of Common Stock to which the Option is subject and the exercise price are subject to adjustment in accordance with Section 6.01 of the Plan. Such adjustment will be determined by the Committee, in its sole discretion.

      10. Merger/Consolidation. If Company is a party to any merger, consolidation, reorganization, or sale of substantially all of its assets, Grantee shall, in connection with such transaction, to the extent that the Option is not cancelled, cashed-out or previously exercised, be entitled to receive upon exercise of the Option, in lieu of shares of Common Stock to which Grantee would otherwise be entitled, the securities or property which a shareholder owning the number of shares of Common Stock for which the Option is then exercisable would be entitled to receive pursuant to such transaction.

      11. Merger/Consolidation. If Company is a party to any merger, consolidation, reorganization, or sale of substantially all of its assets, Optionee shall, in connection with such transaction, to the extent that the Option is not cancelled, cashed-out or previously exercised, be entitled to receive upon exercise of the Option, in lieu of shares of Common Stock to which Optionee would otherwise be entitled, the securities or property which a shareholder owning the number of shares of Common Stock for which the Option is then exercisable would be entitled to receive pursuant to such transaction.

      12. Amendment and Termination of Option. Except as otherwise provided in this Agreement or in the Plan, Company may not, without the consent of Optionee, amend, modify or terminate this Agreement if such amendment, modification or termination would adversely affect the Option in any material way.

      13. Notices. Every notice relating to this Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to Company or the Committee shall be sent or delivered to the Secretary of Company at Company’s headquarters. All notices by Company to Optionee shall be delivered to Optionee personally or addressed to Optionee at Optionee’s last residence address as then contained in the records of Company or such other address as Optionee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by Company to Optionee at Optionee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

      14. Applicable Law. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to conflict of laws, and (b) is not valid unless it has been manually signed by Optionee and Company.

      IN WITNESS WHEREOF, this Agreement has been executed as of                                         , by the parties set forth below.

CITIZENS BANKING CORPORATION

By:

Its:

OPTIONEE:

(signature)

NOTICE OF EXERCISE

Secretary
Citizens Banking Corporation
328 South Saginaw St.
Flint, Michigan 48502

      An Option was granted to me on ___, ___to purchase ___shares of Citizens Banking Corporation common stock at a price of $      per share (the “Option”). I hereby elect to exercise the Option with respect to       shares. Payment of the exercise price is being made as follows (check all that apply):

•	Cash delivered with this notice.

•	Certified check, bank draft or money order delivered with this notice.

•	I am tendering shares of Common Stock that I currently own. I certify that I have owned such shares for at least the six months prior to the date of this notice.

•	Subject to Section 2.04 of the Stock Compensation Plan, I am making a “cashless exercise” and have given the designated broker the irrevocable instructions required by the applicable agreement between the broker and Citizens Banking Corporation.

      The stock certificate for the shares acquired upon exercise should be issued to:

(name)

(address)

(Social Security No.)

Dated: , ___	(signature)

(print name)